Exhibit 5.6

Mayer Brown LLP 1221 Avenue of the Americas New York, NY 10020-1001 United States of America T: +1 212 506 2500 F: +1 212 262 1910 mayerbrown.com

October 21, 2019

Bank of Montreal

100 King Street West

1 First Canadian Place

Toronto, Ontario

Canada, M5X 1A1

Re: Bank of Montreal – Medium-Term Notes, Series E

 Ladies and Gentlemen:

We have acted as special U.S. counsel in connection with certain senior debt securities (the “Notes”) which will be issued from time to time by Bank of Montreal, a bank organized under the laws of Canada (the “Bank”). The offerings of the Notes have been registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), under a registration statement on Form F-3, file number 333-217200, as amended (the “Registration Statement”).

The Notes will be issued pursuant to the Senior Indenture, dated as of January 25, 2010, as supplemented by the first Supplemental Indenture dated as of September 23, 2018 (collectively, the “Senior Indenture”), between the Bank and Wells Fargo Bank, National Association (the “Trustee”).

In connection with this opinion, we have examined such documents, instruments, certificates of public officials and of the Bank and such questions of law as we have deemed necessary for the purpose of rendering the opinion set forth herein.

In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to us as originals and the conformity with authentic originals of all items submitted to us as copies.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)	the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)	limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Notes, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

(iii)	our opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities;

(iv)	we express no opinion as to the effect of any possible judicial, administrative or other action giving effect to, or which constitute, the actions of foreign governmental authorities or foreign laws;

(v)	we express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States of America, as in effect on the date hereof; and

(vi)	with respect to all federal and provincial laws of Canada, we are relying upon the opinion, dated the date hereof, of the Bank’s Canadian counsel, Osler, Hoskin & Harcourt LLP, and our opinion is subject to the assumptions, qualifications and limitations that are set forth in that opinion.

Based on the foregoing, it is our opinion that when the terms of the Notes to be issued under the Senior Indenture and their issuance and sale have been duly established in conformity with the Senior Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Bank, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Bank, and when the Notes have been duly completed in accordance with the Senior Indenture and issued and sold as contemplated by the Registration Statement, and if all the foregoing actions have been duly authorized by the Bank, the Notes will be valid, binding and enforceable obligations of the Bank, entitled to the benefits of the Senior Indenture.

If a pricing supplement relating to the offer and sale of any particular Note is prepared and filed by the Bank with the Commission on a future date and the pricing supplement contains a reference to this firm and our opinion substantially in the form set forth below, the consent set forth below shall apply to the reference to us and our opinion in substantially the following form:

“In the opinion of Mayer Brown LLP, when the pricing supplement has been attached to, and duly notated on, the master note that represents the Notes, and the Notes have been issued and sold as contemplated by the prospectus supplement and the prospectus, the Notes will be valid, binding and enforceable obligations of Bank of Montreal, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Mayer Brown LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for the issuer, in its opinion expressed above. This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated October 21, 2019, which has been filed as an exhibit to a report on Form 6-K by the Bank of Montreal on October 21, 2019.”

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Bank with the Commission on or about the date hereof and its incorporation by reference into the Registration Statement.  In giving our consent hereunder, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Mayer Brown LLP